Sub-Item 77C: Submission of Matters to a Vote of Security Holders

The Annual Meeting (the Meeting) of the Registrant was held on March 31, 2016 to consider and act upon the following proposal below.

At the Meeting, Michael Latham was elected Class I Trustee;
Linda A. Lang, James A. McNamara and Richard P. Strubel were elected Class II Trustees; and Lawrence W. Stranghoener was elected Class III Trustee to the Registrants Board of Trustees. The Registrants shareholders voted as follows:

Election of Trustees	For	Against/Withhold	     Abstain	Broker
                                                                     Non-Votes
Michael Latham (Class I)	40,237,355.00	819,440.00	0.00	0.00
Linda A. Lang (Class II)	40,186,080.00	870,715.00	0.00	0.00
James A. McNamara (Class II)	40,275,221.00	781,574.00	0.00	0.00
Richard P. Strubel (Class II)	40,233,472.00	823,323.00	0.00	0.00
Lawrence W. Stranghoener (Class III)40,262,896.00 793,899.00	0.00	0.00

In addition to the individuals named above, Ashok N. Bakhru and John P. Coblentz, Jr.
continued to serve on the Registrants Board of Trustees.